Exhibit-99.a.3

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trustee executed the following Certificate of Amendment:

1.    Name of Statutory Trust: Claymore Trust

2.    The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

Changing the name of the Trust from Claymore Trust to Investment Managers Series Trust.

3.    This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 3rd day of December, 2007 A.D.

By: /s/ JOHN P. ZADER John P. Zader Trustee and Chief Executive Officer

INVESTMENT MANAGERS SERIES TRUST

Certificate of Designation

of

Insight Small Cap Growth Fund

The undersigned, the Board of Trustees of Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Trust’s Agreement and Declaration of Trust, as amended (the “Declaration”), does hereby establish and designate as a Series of the Trust, the Insight Small Cap Growth Fund (the “Fund”), with the following rights, preferences and characteristics:

1. Shares. The beneficial interest in the Fund shall be divided into Shares having a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Trustees shall have the authority from time to time to authorize separate Series and Classes of Shares for the Trust as they deem necessary or desirable.

2. Classes of Shares. The Shares of the Fund shall be initially divided into 2 classes—Class A and Class I. The Trustees shall have the authority from time to time to authorize additional Classes of Shares of the Fund.

3. Sales Charges. Each Class A and Class I Share shall be subject to such sales charges, if any, as may be established from time to time by the Trustees in accordance with the Investment Company Act of 1940 (the “1940 Act”) and applicable rules and regulations of the Financial Industry Regulatory Authority, all as set forth in the Fund’s prospectus and statement of additional information.

4. Allocation of Expenses Among Classes. Expenses related solely to a particular Class (including, without limitation, distribution and/or service expenses under an agreement, plan or other arrangement, however designated) shall be borne by that Class and shall be appropriately reflected (in a manner determined by the Trustees) in the net asset value, dividends, distribution and liquidation rights of the Shares of that Class.

5. Special Meetings. A special meeting of Shareholders of a Class of the Fund may be called with respect to the Rule 12b-1 plan applicable to such Class or with respect to any other proper purpose affecting only holders of shares of such Class at any time by a Majority of the Trustees.

6. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of the Fund unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

7. Amendments, etc. Subject to the provisions and limitations of Section 9.5 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the Classes of the Fund, the holders of a majority of all the Shares of the affected Classes outstanding and entitled to vote.

8. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.

IN WITNESS WHEREOF, the undersigned have signed this document as of the 3rd day of December, 2007.

/s/ Joy Ausili
Joy Ausili, Secretary